Exhibit 3.35

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

AMERICAN DISTRIBUTORS, INC.

Pursuant to the provisions of Art. 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE. The name of the corporation is American Distributors, Inc.

ARTICLE TWO. The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on March 24, 1994.

The first paragraph of Article IV of the Articles of Incorporation is hereby amended so as to read as follows:

ARTICLE IV

Capital Stock

The aggregate number of shares which the Corporation shall have the authority to issue is 2,500 shares of Common Stock of the par value $.01 each (hereinafter sometimes called “Common Stock”) and 2,500 shares of Preferred Stock of the par value of $.01 per share (hereinafter sometimes called “Preferred Stock”). The preferences, limitations and relative rights in respect of the shares of each class of capital stock of the Corporation and the authority vested in the Board of Directors to divide the Preferred Stock into series and the variations in the relative rights and preferences between the shares of such series so established are as follows:

The remaining paragraphs, sections, and parts of this Article IV shall be as heretofore.

ARTICLE THREE. The number of shares of the corporation outstanding at the time of such adoption was 1,000.

The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows:

CLASS	NUMBER OF SHARES

Common	1,000

ARTICLE FOUR. The number of shares voted for such amendment was 1,000 and the number of shares voted against such amendment was 0.

Dated: March 23, 1994.

AMERICAN DISTRIBUTORS, INC.

By	/s/ Harold V. Goodman
Its	President

2